EXHIBIT 99.1

PRESS RELEASE

Information Analysis Closes Acquisition of Gray Matters, Inc.

(GLOBE NEWSWIRE) -- Information Analysis Incorporated (“IAI” or “the Company”) (NASDAQ:IAIC) today announced it has closed the previously announced acquisition of Gray Matters, Inc (“Gray Matters”).

The consideration at closing consisted of $7.5 million cash; deferred consideration of $1.5 million; and $1.5 million in IAI stock. The terms also include up to $4.0 million in additional consideration for achieving certain performance metrics in 2022.

Gray Matters is a leader in blockchain and encryption algorithm technology and was founded to solve real-world problems through purpose-built innovation in secure Supply Chain Management (SCM) in United States intelligence, national security and diplomatic organizations. In the short time it has been in existence, the company has transformed how blockchain supports SCM; constructing a Zero Trust product to secure and monitor the lifecycle of mission-critical materials from manufacturing through destruction and recycling.

“As noted in our announcement of the definitive agreement to acquire Gray Matters, we have been hard at work repositioning our company to be a leading provider of high-value software solutions,” said IAI Chairman and CEO Jamie Benoit. “Closing of this acquisition is a significant piece of the puzzle. Gray Matters’ platform provides the company with valuable intellectual property and a beachhead from which to begin executing on our ambitious plans. Gray Matters’ technology was purpose-built to solve a difficult global problem to help the mission of a complex government agency and we’re confident our new capabilities will scale in the wider government and commercial marketplace. We start with several million dollars of booked 2022 revenue and a small but solid contract base with very desirable government customers and ample cash on our balance sheet.” Mr. Benoit added, “Jeff Gerald and his team have accomplished much in a very short period of time. I’m looking forward to working with Jeff to build on his significant technical achievements and help propel the new company to something special.”

Jeff Gerald, Gray Matters’ CEO said, “Working with Jamie and the IAI team is the next logical step for Gray Matters. Our visions are totally aligned. Jamie’s track record with government customers like ours combined with his proven ability to build organizations and raise capital to fund them will help us grow. His commitment to continue enabling our core customers’ unique requirements will make this a seamless transition and will give us the ability to do more for them. We are ecstatic about this next chapter.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology products and services company. The Company historically specializes in software conversions, systems modernization and security.

In August 2021, IAI appointed Jamie Benoit to lead a corporate transformation of IAI into a provider of edge technology solutions to commercial and government organizations. For over a decade, he served as Chief Executive Officer of FedData, a technology products and services firm focused on mission support in the intelligence community and DoD. In that capacity, Mr. Benoit led FedData through the acquisition of three different companies and through a sale in that delivered an 80%+ IRR to FedData’s private equity partners and employee shareholders. He subsequently delivered nearly 50% EBITDA growth in 18 months to his new private equity partners prior to leaving the company in 2019.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020, and in other filings with the Securities and Exchange Commission.

For additional information contact:

For additional information contact:

Jeremy Hellman

CFAVice President

The Equity Group Inc.

(212) 836-9626

Tim Hannon

CFO

thannon@infoa.com

(703) 293-7925